Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated June 29, 2020, with respect to the combined and consolidated financial statements of Immunovant, Inc. included in the Registration Statement (Form S-1 No. 333-248498) and related Prospectus of Immunovant, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Iselin, New Jersey

September 1, 2020